Exhibit 99.1

a21 Appoints Bruce D. Slywka Executive Vice President of Sales and Marketing
Monday January 8, 8:00 am ET

Accomplished Sales and Marketing Executive Chosen to Lead Company's Global Revenue Growth Plan
JACKSONVILLE, Fla.--(BUSINESS WIRE)--a21, Inc. ("a21") (OTCBB: ATWO - News), a leading online digital content marketplace, today announced the appointment of Bruce D. Slywka as Executive Vice President of Sales and Marketing for the company. In this newly created senior level position, Mr. Slywka will report directly to John Z. Ferguson, Chief Executive Officer of a21, and lead the Company's worldwide sales and marketing efforts.

"Bruce is an accomplished sales executive with an established record of building effective global sales and marketing infrastructure that have driven revenue growth," commented Ferguson. "His track record and leadership skills should help us leverage our resources and more sharply focus our efforts on the expansion opportunities available in our markets. We are gaining an energetic, enthusiastic manager that shares our vision of the growth potential and value of our brands, technology, and products."

Slywka brings significant executive experience managing global sales and marketing efforts for leading technology companies. Most recently, he served as Vice President, Worldwide Sales at Knowledge Adventure, a leading educational software firm. Prior to Knowledge Adventure, he was Vice President, Sales, of a $240 million division of Vivendi Universal Games. Slywka also had success in domestic and international sales and marketing at technology leader Broderbund Software.

As Executive Vice President of Sales and Marketing, Slywka will be responsible for developing and implementing a global sales and marketing strategy that can achieve the company's revenue growth objectives.

"We are confident that Bruce's ability to develop effective sales infrastructures, strengthen brands, and create effective marketing campaigns will enable him to lead our global revenue growth efforts," commented Ferguson.

Slywka, 38, earned a BS in Business Administration from San Diego State University.

About a21

a21 (www.a21group.com) is a leading online digital content marketplace for the professional creative community. Through SuperStock (www.superstock.com; www.superstock.co.uk; and www.purestockx.com), Ingram Publishing (www.ingrampublishing.com), and ArtSelect (www.artselect.com), a21 delivers high quality images, art framing, and exceptional customer service. a21 and its companies, with offices in Florida, Iowa, New York, and the United Kingdom, provide a valuable and viable choice to photographers, artists, photography agencies and other customers in the stock image, art and wall decor industries.

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.'s expectations, intentions, strategies, and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.'s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.'s management.

Contact:
Gregory FCA Communications
Kathryn O'Connor, 610-642-8253 ext. 154
Kathryn@GregoryFCA.com